As filed with the Securities and Exchange Commission on April 1, 1999.
                                                      Registration No.333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                          CYBERSHOP INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                   13-3979226
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                116 Newark Avenue
                          Jersey City, New Jersey 07302
                                 (201) 234-5000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Jeffrey S. Tauber, Chairman and Chief Executive Officer
                          Cybershop International, Inc.
                                116 Newark Avenue
                          Jersey City, New Jersey 07302

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             Walter M. Epstein, Esq.
                               Davis & Gilbert LLP
                                  1740 Broadway
                            New York, New York 10019
                                 (212) 468-4911

                             -----------------------

Approximate date of commencement of proposed sale to the public: On such date as the selling stockholders shall elect to commence sales to the public following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

=========================================================================================
                                             Proposed
                             Amount to       maximum      Proposed maximum    Amount of
Title of each class of           be       offering price      aggregate      registration
securities to be registered  registered    per share(1)    offering price        fee
-----------------------------------------------------------------------------------------
  Common Stock, par value     503,300
      $.001 per share          shares       $13.9375         $7,014,744         $1,950
=========================================================================================

(1) Based on the average of the high and low sale prices of the Common Stock reported on the Nasdaq National Market on March 31, 1999 of $13.9375 per share, solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                           Subject to Completion
                                                             Dated April 1, 1999

Prospectus

                          Cybershop International, Inc.
                                  Common Stock
                                 503,300 Shares

      This is an offering of 503,300 shares for the benefit of the selling stockholders. They may elect from time to time to sell their shares but are not required to do so. We will not receive any of the sale proceeds. We are paying all the expenses of the offering.

      Our shares currently trade on the Nasdaq National Market (Trading Symbol:
Nasdaq National Market - CYSP). On March 26, 1999 the last sale price was $13.125 per share.

      Investing in the Company involves a high degree of risk. You should purchase shares only if you can afford a complete loss. You should carefully read and review this prospectus including the "Risk Factors" beginning on page 7 before deciding whether to buy shares in this Offering.

The Securities and Exchange Commission has not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         Prospectus dated April 1, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement which includes this prospectus covering this offering with the Securities and Exchange Commission ("SEC"). This prospectus does not contain all the information included in the registration statement. You can request a copy of the registration statement and the exhibits from us to get a more complete description of our Company and this offering. We have provided our address, telephone number and e-mail address in the next section "Incorporation of Certain Information by Reference" if you wish to obtain free copies of the registration statement and exhibits.

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C., New York, New York and Chicago, Illinois. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http\\www.sec.gov. The registration statement, of which this prospectus forms a part, including all exhibits, has been filed in electronic form with the SEC through EDGAR.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

      We incorporate by reference the following documents filed by us with the
SEC:

      o Our Annual Report on Form 10-K for the year ended December 31, 1998 filed with the SEC on March 19, 1999;

      o All other reports and other documents filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") since December 31, 1998;

      o Our registration statement on Form 8-A filed on March 11, 1998 registering the Common Stock under Section 12(g) of the Exchange Act; and

      o All documents and reports subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities which may be offered hereby have been sold or which deregisters all securities then remaining unsold.

      At your request, we will provide you, without charge, with a copy of any information incorporated by reference in this prospectus. If you want more information, write or call us at:

                          Cybershop International, Inc.
                                116 Newark Avenue
                          Jersey City, New Jersey 07302
                                 (201) 234-5000
                             Attn: Jeffrey A. Leist

      You may also obtain information from the SEC as described in "Where You Can Find More Information."

                               PROSPECTUS SUMMARY

      We have provided you with a summary of important information on our business. You should read all the information in this prospectus for a more complete understanding. Some of the information has been incorporated from our SEC filings. You can obtain copies of this incorporated information from us without charge as described beginning on page 2. Please be sure to read "Risk Factors" beginning on page 7 for a description of the high risk involved in acquiring our shares.

                                 THE COMPANY

Principal Executive     Cybershop International, Inc.
Offices:                116 Newark Avenue
                        Jersey City, New Jersey 07302
                        (201) 234-5000

Our Business:           We are engaged in the on-line retail business offering
                        brand name products through our on-line stores located on the World Wide Web at cybershop.com, and electronics.net and in the Department Store Area of the AOL Shopping Channel.

                        cybershop.com

                        Our online department store accessed at cybershop.com provides high quality color pictures and detailed information relating to our products that are conveniently organized into departments by brand and category, similar to those found at department stores. Shoppers can search for, browse and select products throughout the store and place selected merchandise in a virtual shopping bag that facilitates the process of collecting items, subtotaling purchases and reaching the purchase decision. Cybershop.com currently offers a broad selection of designer and brand name products at deep discounts of between 20% to 80% in a variety of categories, including men's, women's and children's apparel, housewares, electronics, toys, luggage, and home office products.

                        electronics.net

                        On June 14, 1998, we entered into a joint venture agreement to develop a new online store with TOPS, a leading consumer electronics, appliance and computer retailer. The online store, electronics.net. was launched in October 1998 and offers a wide array of products including television and video equipment, home and car audio equipment, home appliances, home office equipment and related accessories. The joint venture combines our online expertise with TOPS' superior product range and distribution and supply capabilities. Shoppers can research the thousands of products offered on the site, place the items in a virtual shopping bag, purchase the items and have them shipped within 24 hours of purchasing.

                        CyberShop's AOL Store

                        AOL has established an online shopping mall that is comprised of more than 200 stores. This mall is a service offered exclusively by AOL to its users. We have chosen to establish a retail store within the AOL proprietary service in order to access AOL's large customer base in a medium familiar to AOL users. Our proprietary operating system interfaces with transaction processing systems operated by AOL and enables us to receive and fulfill orders in our AOL stores. Users of AOL's online service can access our online store through the AOL Shopping Channel. CyberShop is one of the three anchor tenants in the Department Store area of the AOL Shopping Channel, which is a popular and heavily trafficked area of the AOL Shopping Channel. This store generally has the same extensive product offerings and features as our store accessed at cybershop.com on the Internet and is maintained using AOL's proprietary technology and order systems. We believe that because this store is presented to the AOL user in the familiar AOL environment, the users are more comfortable shopping there than they might be in a less familiar Internet environment. Pursuant to the marketing agreement with AOL, we maintain an anchor tenancy button on the Department Store area's main screen and a guaranteed level of impressions. Additionally, our products are featured in select AOL shopping events stores such as Santa's Workshop, Valentine's Day, Mother's and Father's Days, and Back-to-School, all of which are promoted throughout the AOL service. In December 1998, we signed a one year renewal of our marketing agreement and its anchor tenancy in AOL's Department Store Area.

                        Strategic Alliances

                        We have pursued strategic alliances which are intended to generate additional referral traffic to each online store. We have also discussed with numerous companies the prospect of developing joint ventures whereby we can more readily enter new markets or product categories. The venture with TOPS, jointly developing electronics.net is such an example, where we offer our expertise in online commerce to a traditional retailer seeking to develop an online commerce strategy.

                        We are also seeking to establish strategic alliances with global media companies to attract additional shoppers to, and increase brand recognition of, our online stores. The first such alliance established by us was a marketing agreement with AOL which provides, among other things, for "CyberShop" to be featured as one of three anchor tenants within the Department Store area of the AOL Shopping Channel. As described above, the agreement also allows us to participate in a variety of banner advertising opportunities and to have certain of our products and special offers featured within the AOL Shopping Channel or AOL's special event stores.

                        In the second quarter of 1998, we entered into a two-year sponsorship and marketing agreement with Excite, Inc. Under the terms of the agreement cybershop.com will be more prominently presented than any other competitive online department store in the Excite and WebCrawler services. Also in the second quarter of 1998, we announced a one-year marketing agreement with Microsoft's MSN Shopping Channel. Under the revised terms of that agreement electronics.net has a tenancy button within its electronic category. In the fourth quarter, we also signed marketing agreements with two premier online transaction sites, Amazon.com and E*Trade, with the expectation that traffic referrals from these sites will yield higher conversion rates.

                        On March 15, 1999 we entered into a merchant agreement and an advertising and marketing agreement with Yahoo! Inc., a leading global internet media company. The advertising and marketing agreements are for an initial term expiring on December 31, 1999. Pursuant to the agreements cybershop.com will be featured in Yahoo! Shopping, a one-stop shopping service where consumers can shop with more than 4,000 merchants in one web location. In addition, cybershop.com's products will be prominently featured on the Yahoo! Shopping home page, throughout various areas of Yahoo! Shopping and on related search results pages.

                        We intend to negotiate additional marketing arrangements with other leading Internet search engines, guides and online communities. We believe that such strategic alliances will drive additional traffic to our websites and enhance brand recognition. Additionally, we recently established an "Affiliates Program" whereby third party websites may register with us and establish hyperlinks to one or all of our online stores.


Our Limited History     We commenced operations in September 1995 and are
Involves Substantial    still in the early stages of development.  Since
Losses:                 inception we have incurred significant losses
                        including a net loss of approximately $7.9 million during 1998. We cannot assure you when, if at all, we will be profitable.

Recent Developments:    On March 24, 1999, we announced that we had refocused
                        our main website, cybershop.com with a merchandising strategy targeting the outlet store and off-price categories. We intend, through this new marketing strategy, to offer designer and brand name products in a variety of categories, at deep discounts of between 20% to 80% off original prices. We also intend to add men's, women's and children's apparel categories to our assortment of merchandise and will continue to offer a range of other merchandise including housewares, electronics, toys, luggage, home-office, jewelry and watches.

                        On March 26, 1999, we announced the launch of our new online auction, Cybershop Auctions
                        (auctions.cybershop.com). Our entry into the auction market supports our recent refocused marketing strategy described above.

                                  THE OFFERING

Securities Offered:     503,300 shares. The shares are being offered by the
                        selling stockholders. See "Plan of Distribution."

Shares Outstanding:     There were 7,493,350 shares issued and outstanding as of
                        March 24, 1999.

Estimated Offering
Expenses:               $25,000.

Risk Factors:           Investing in our shares is very risky. Investors should
                        be able to bear the complete loss of their investment.

Use of Proceeds:        The proceeds of this offering will be paid to the
                        selling stockholders. None of the proceeds will be paid to the Company. See "Use of Proceeds."

Trading Symbol:         "CYSP"

                Special Note Regarding Forward-looking Statements

      Some of the statements contained in this prospectus, including information incorporated by reference, discuss future expectations, contain projections of future results of operations or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that may cause actual results to differ from projections include the risk factors set forth below.

                                  RISK FACTORS

We have a limited       We incorporated in October 1997 and began offering
operating history.      products for sale on our website in September 1995.
                        Accordingly, we have a relatively short operating history upon which you can evaluate our business and prospects. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by early stage online commerce companies. As an early-stage online commerce company, we have an evolving and unpredictable business model, we face intense competition, we must effectively manage our growth and we must respond quickly to rapid changes in customer demands and industry standards. We may not succeed in addressing these challenges and risks.

We have had losses and  We have incurred significant losses since we began doing
anticipate further      business. As of December 31, 1998, we have had
losses.                 cumulative losses of $11.0 million, including a net loss
                        of approximately $7.9 million for the fiscal year ended
                        December 31, 1998. To succeed we must invest heavily in marketing and promotion and in developing our product, technology and operating infrastructure. We believe that we will continue to incur substantial operating losses for the foreseeable future, and these losses may be higher than our current losses.

We have recently        We recently refocused our main website, cybershop.com,
refocused our main      with a merchandising strategy targeting the outlet store
website and there can   and off-price categories, and intend to offer designer
be no assurance that    and brand name products at deep discounts of between 20%
it will be successful.  to 80% off original prices. There can be no assurance that our refocused marketing strategy will be successful.

Competition is intense  The online retail business is new, rapidly
in our business.        evolving and intensely competitive. Barriers to entry
                        into the online retail business are minimal. Our current and potential competition includes traditional retailers and non-traditional retailers (such as television retail and mail order) as well as other online retailers. Our success as an online retailer is dependent upon our ability to attract customers to our websites which requires, among other things, significant expenditure on promotion and advertising costs. We believe that the principal competitive factors in our market are brand recognition, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of editorial and other site content, and reliability and speed of fulfillment.
                        Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have.
                        They may be able to secure merchandise from vendors on more favorable terms, and may be able to devote greater resources to marketing and promotional campaigns, and adopt more aggressive pricing or inventory availability policies. They can also devote substantially more resources to website and systems development than we can. We also expect to experience increased competition from on-line commerce sites that provide goods and services at or near cost, relying on advertising revenues to achieve profitability. As the on-line commerce market continues to grow, other companies may enter into business combinations or alliances that strengthen their competitive positions. Competition in the Internet and online commerce market probably will intensify. As various Internet market segments attain larger, loyal customer bases, participants in those segments may use their market power to expand into other markets. There can be no assurance that we will be able to compete successfully.

We depend on our        Our ability to generate revenues from online commerce
strategic alliances.    depends, among other things, upon the increased traffic,
                        purchases, advertising and sponsorships that we generate through our strategic alliance previously discussed.
                        There can be no assurance that our existing relationships will be extended beyond their initial terms or on what terms such relationship will be extended. There can also be no assurance that additional third-party alliances will be available to us on acceptable commercial terms or at all. Our inability to enter into new strategic alliances or to maintain its existing strategic alliances could have a material adverse effect on our business.

We rely heavily on our  Suppliers for our online stores include manufacturers
suppliers.              and distributors. There can be no assurance that our
                        current suppliers will continue to sell to us on current terms, that we will be able to maintain any of our exclusivity arrangements with suppliers, or that we will be able to establish new or extend current supplier relationships. Loss of these relationships could have a material adverse effect on our business. We also rely on certain of our suppliers to process and ship merchandise directly to customers. We have limited control over the shipping procedures of these suppliers, and shipments by these suppliers have at times been subject to delays.
                        Although most merchandise sold by us carries a warranty supplied by the manufacturer, we provide a 30-day money back guarantee. If the quality of service provided by such suppliers falls below a satisfactory standard or if our level of returns exceeds our expectations, we will be materially adversely affected.

There are significant   Our Revenues and Profits are Dependent on the Continuous
risks related to doing  Growth of Online Commerce. Our future revenues and
business on the         profits are dependent to a great extent on the
Internet.               widespread acceptance and use of the Internet as medium
                        of commerce by consumers. There can be no assurance that such acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt and continue to use the Internet as a medium of commerce.
                        Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty. Critical issues concerning the commercial use of the Internet, such as ease of access, security, reliability, cost and quality of service, remain unresolved and may affect the growth of Internet use or the attractiveness of conducting commerce online.

                        There are Security Risks in Online Commerce. We license technology from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. Any compromise of our security could have a material adverse effect on our business and our reputation. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches. Security breaches could damage our reputation and expose our business to a risk of loss or litigation and possible liability which could have a material adverse effect on our business.

                        Online Commerce is Subject to Governmental Regulatory Uncertainty. We are not currently subject to direct regulation by a governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to Internet use covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt more stringent consumer protection laws. These laws may impose additional burdens on our business. In addition, as our services are available over the Internet in multiple states and foreign countries, and as we sell to numerous consumers residing in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. We are currently qualified to do business in only two states, and failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify.

                        We May Be Sued With Respect to Information Retrieved from the Internet. Due to the fact that material may be downloaded from websites and subsequently distributed to others, there is a potential that claims will be made against us for negligence, copyright or trademark infringement or other theories based on the nature and content of such material. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business.

Risks of Business       We may expand our operations or market presence by
Combinations and        entering into business combinations, investments, joint
Strategic Alliances.    ventures or other strategic alliances with other
                        companies. These transactions create risks such as:

                        o Difficulty assimilating the operations, technology and personnel of the combined companies,

                        o     Disruption of our ongoing business,

                        o Problems retaining key technical and managerial personnel,

                        o Expenses associated with amortization of goodwill and other purchased intangible assets,

                        o Additional operating losses and expenses of acquired businesses, and

                        o Impairment of relationships with existing employees, customers and business partners.

                        We may not succeed in addressing these risks.

Online commerce is      Technology in the online commerce industry changes
subject to rapid        rapidly. Customer functionality requirements and
technological change.   preferences also change. Competitors often introduce new
                        products and services with new technologies. These changes and the emergence of new industry standards and practices could render our existing Web sites and proprietary technology obsolete. To succeed, we must enhance Web site responsiveness, functionality and features, acquire and license leading technologies, enhance our existing services, develop new services and technology and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We may not be able to adapt quickly enough to changing customer requirements and industry standards.

Risks associated with   We hold rights to various Web domain names,
domain names.           including "cybershop.com,"and "electronics.net."
                        Governmental agencies typically regulate domain names.
                        These regulations are subject to change. We may not be able to acquire or maintain appropriate domain names in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of, our trademarks and other proprietary rights.

Risks of year 2000      We have developed a plan to modify our information
non-compliance.         technology to recognize the year 2000 and have begun
                        converting our critical data processing systems. We have initiated formal communications with our significant suppliers and service providers to determine the extent to which our systems may be vulnerable if they fail to address and correct their own Year 2000 issues. We cannot guarantee that the systems of suppliers or other companies on which we rely will be Year 2000 compliant.
                        Their failure to convert their systems could disrupt our systems. In addition, the computer systems necessary to maintain the viability of the Internet or any of the Web sites that direct consumers to our online stores may not be Year 2000 compliant. Finally, computers used by our customers to access our online stores may not be Year
                        2000 compliant, delaying our customers' purchases of our products. We are in the process of developing a formal contingency plan. We cannot guarantee that our systems will be Year 2000 compliant or that the Year 2000 problem will not adversely affect our business, which includes limiting or precluding customer purchases.

Risks of systems        Customers access to our web sites directly affects the
interruption.           volume of orders we fulfill and thus affects our
                        revenues. We may experience occasional system interruptions that could make our websites unavailable or possibly prevent us from efficiently fulfilling orders, which may reduce the volume of goods we sell and the attractiveness of our products and services. We need to add additional software and hardware and upgrade our systems and network infrastructure to accommodate increased traffic on our web sites and increased sales volume. Without these upgrades we face additional system interruptions, slower response times, diminished customer service, impaired quality and speed of order fulfillment and delays in our financial reporting. We cannot accurately project the rate or timing of any increases in traffic or sales volume on our websites, and therefore, the information and timing of these upgrades are uncertain. Our success, in particular our ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We do not have back-up systems or a formal disaster recovery plan and we may not carry sufficient business interruption insurance to compensate us for losses from a major interruption. Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruption and disruptions in our business. We rely on transaction processing systems operated by AOL to receive and fulfill orders in our AOL stores.
                        Disruptions or failures in the AOL transaction processing system could harm our business. Our AOL and Yahoo stores are also vulnerable to AOL and Yahoo system-wide interruptions and failures. The occurrence of any of the foregoing risks could harm our business.

We may need additional  Based on current levels of operations and planned
funds to expand our     growth, we anticipate that our existing capital
sales and marketing     resources, together with cash generated from operations
activities and          and the proceeds of our recent initial public offering,
strategic alliances.    will enable us to maintain our operations for the next
                        12 months. We may require additional funds to sustain and expand our sales and marketing activities and our strategic alliances, particularly if a well-financed competitor emerges or if there is a shift in the type of Internet services that are developed and ultimately receive customer acceptance. Adequate funds for these and other purposes on terms acceptable to us, whether through additional equity financing, debt financing or other sources, may not be available when needed or may result in significant dilution to existing stockholders.
                        Our lack of tangible assets to pledge could prevent us from establishing a source for additional financing.
                        There can be no assurance that such financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations and external sources would have a material adverse effect on our business.

We need to manage       To manage the expected growth of our operations and
growth.                 personnel, we will be required to improve existing and
                        implement new
                        transaction-processing, operational and financial systems, procedures and controls, and to expand, train and manage our employee base. Further, we will be required to maintain and expand our relationships with various merchandise manufacturers, distributors,
                        Internet and other online service providers and other third parties necessary to our business. If we are unable to manage growth effectively, we will be materially adversely affected.

We depend on key        We depend on the continued services and on performance
personnel.              of our senior management and other key personnel,
                        particularly Jeffrey S. Tauber, our President, Chief
                        Executive Officer and Chairman. Our success also depends on our ability to retain and motivate our other officers and key employees. The loss of the services of any of our executive officers or other key employees could harm our business. We have employment agreements with only three of our key personnel, our Chief Operating Officer and Chief Financial Officer, our Vice President and
                        Chief Information Officer and our Vice President and
                        General Merchandising Manager. We have obtained a
                        $2,000,000 key person life insurance policy on the life of Mr. Tauber, naming us as beneficiary under such policy. Our future success also depends on our ability to attract and retain and motivate other highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel which could harm our business.

Potential fluctuations We have experienced and expect to continue to experience in quarterly operating significant fluctuations in our future quarterly
results may result in   operating results due to a variety of factors, many of
declines in our stock   which are outside our control. Factors that may
price; seasonality.     adversely affect our quarterly operating results
                        include, without limitation, the following:

                         o our ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction;
                         o  the mix of products sold by us;
                         o our ability to acquire merchandise, manage our inventory and fulfill orders;
                         o changes in gross margins of our current and future products, services and markets;
                         o the introduction of new sites, services and products by us and our competitors;
                         o  price competition in the industry;
                         o changes in the level of use of the Internet and online services and consumer acceptance of the Internet and other online services;
                         o our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner;
                         o  the level of traffic on our websites;
                         o technical difficulties, system downtime or Internet brownouts;

                         o the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;
                         o  the implementation of strategic alliances;
                         o  our level of merchandise returns;
                         o  governmental regulation;
                         o  general economic conditions and economic conditions
                            specific to the Internet and online commerce, and
                         o  disruptions in service by common shipping carriers
                            due to strikes or otherwise.

                        We expect that we will experience seasonality in our business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Internet usage generally declines during the summer. Sales in the traditional retail industry increase significantly in the fourth calendar quarter. For these reasons you should not rely on period to period comparisons of our financial results to forecast our future performance. Our future operating results may fall below the expectations of securities analysts and investors which would cause the trading price of our Common Stock to decline.

We are subject to       Our performance and ability to compete are dependent to
potential inability to  a significant degree on our proprietary technology. We
protect trademarks      regard our intellectual property as critical to our
and proprietary rights. success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have registered the service mark "CyberShop" in the United
                        States and have applied for registration for other service marks. There can be no assurance that we will be able to secure significant protection for this trademarks. It is possible that competitors or others will adopt product or service names similar to our trademarks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Our inability to protect our trademarks adequately would have a material adverse effect on our business. We generally have entered into agreements containing confidentiality and non-disclosure provisions with our employees and consultants and limit access to and distribution of our software, documentation and other proprietary information. There can be no assurance that the steps taken by us will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions taken by us, it might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford us little or no effective protection of our intellectual property. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. In the future, we may also need to file lawsuits to enforce our intellectual property rights, protect our trade secrets, and determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could harm our business.

                        We also rely on a variety of technology that we license from third parties, including our database and Internet server software, which is used in our websites to perform key functions. There can be no assurance that these third party technology licenses will continue to be available to us on commercially reasonable terms. The loss of or our inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would harm our business.

We do not currently     Except in certain limited cases, we do not currently
collect sales and       collect sales or other similar taxes for shipments of
other taxes for         goods into states other than New Jersey and Tennessee.
shipments into most     However, the Federal government or one or more states
states.                 may seek to impose sales tax collection obligations on
                        out-of-state companies, such as us, which engage in
                        online commerce. In addition, any new operation in
                        states outside of New Jersey and Tennessee could subject
                        shipments into such states to state sales taxes under
                        current or future laws. A successful assertion by one or
                        more states or any foreign country that we should
                        collect sales or other taxes on the sale of merchandise
                        could have a material adverse effect on our business.
Nodividends             We have never declared or paid a cash dividend and we do
have been paid.         not expect to have available cash with which to pay cash
                        dividends in the foreseeable future.

A large block of        Owners of a large block of shares which were previously
shares can be sold      restricted can be sold under Rule 144. The sale of a
under Rule 144.         large number of these shares could lower the price of
                        our shares or make it harder to attract new investors.

Issuance of preferred   We have authorized 5,000,000 shares of preferred stock
stock may have the      which may be issued by the Board. Issuance of such
effect of preventing    preferred stock may have the effect of delaying,
a change of control.    deterring or preventing a change in control.

                                 USE OF PROCEEDS

      All of the shares which may be sold pursuant to this prospectus will be sold from time to time by the selling stockholders for their own accounts or by pledgees, donees, transferees or other successors in interest thereof. The Company will receive no proceeds from any such sales of shares.

                              SELLING STOCKHOLDERS

      The following table sets forth the number of shares of Common Stock beneficially owned by each of the selling stockholders as of the date hereof, the number of shares owned by them covered by this prospectus and the amount and percentage of shares to be owned by each selling stockholder after the sale of all of the shares offered by this prospectus. The number of shares indicated includes shares of Common Stock issuable upon exercise of currently exercisable warrants. The list of selling stockholders includes C.E. Unterberg, Towbin and Genesis Direct, Inc. Robert Matluck, a director of the Company is currently a Managing Director of C.E. Unterberg, Towbin and Warren Struhl is an affiliate of Genesis Direct. Except for Messrs. Struhl and Matluck, none of the selling stockholders has had any position, office or other material relationship with the Company within the past three years other than as a result of the ownership of the shares or other securities of the Company. The information included below is based on information provided by the selling stockholders. Because the selling stockholders may offer some or all of their shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock offered hereby will be sold.

                                                     Shares
                                                     Owned        Percentage of
                          Shares of                  After        Shares Owned
                        Beneficially    Shares      Offering     After Offering
Name                        Owned       Offered        (1)           (1)(2)
----                        -----       -------        ---           ------
Big Wave NV                126,650       126,650         0              0
Cairnton Partnership       146,650       146,650         0              0
C. E. Unterberg, Towbin   138,000(3)     138,000         0              0
Fahnestock & Co. Inc.     53,220(3)       53,220         0              0
Henry P. Williams           15,050(3)     15,050         0              0
Roger D. Elsas              8,960(3)      8,960          0              0
Philip W. Ho                7,000(3)      7,000          0              0
William R. Armstrong,
Jr.                         3,500(3)      3,500          0              0
Frank Colen                 2,870(3)      2,870          0              0
Yvonne K. Furrer             700(3)        700           0              0
Kathy Wilson                 700(3)        700           0              0

----------
(1)   Assumes sale of all shares owned by the selling stockholders.
(2)   Based on 7,493,350 shares of Common Stock outstanding on March 24, 1999.
(3) Represents shares underlying underwriter's warrants issued in connection with the Company's initial public offering, assuming exercise thereof.

                              PLAN OF DISTRIBUTION

      The shares are being registered in order to facilitate their sale from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest thereof, as market conditions permit in one or more transactions. No underwriting arrangements have been entered into by the selling stockholders. In addition, as none of the selling stockholders have advised the Company whether or not they have any current intention of selling any of the shares, the Company is unable to predict whether or when any of the selling stockholders will determine to proceed with sales of the shares, as such determination will be made solely at the discretion of each selling stockholder. The distribution of the shares by the selling stockholders and/or their pledgees, donees, transferees or other successors in interest, may be effected in one or more transactions that may take place on the Nasdaq SCM, the over-the-counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. The selling stockholders and such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. The Company has agreed to bear all expenses of registration of the shares.

      The Company will receive no proceeds from any sales of the shares offered hereby by the selling stockholders. The Company has agreed to pay the filing fees, costs and expenses associated with the registration statement exclusive of fees of counsel to the selling stockholders, or any of them, but inclusive of fees relating to compliance with any state blue sky requirements, commissions and discounts of underwriters, dealers or agents, if any, and any stock transfer taxes.

      The Company has agreed to indemnify the selling stockholders, or their transferees or assignees against certain liabilities, including liabilities under the Securities Act.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Section 145 of the General Corporation Law of Delaware grants each corporation organized thereunder the power to indemnify its officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. The Certificate of Incorporation also provides for the indemnification, to the fullest extent permitted by the General Corporation Law of Delaware, of such persons. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

      The validity of the shares offered hereby is being passed upon for the Company by Davis & Gilbert LLP, 1740 Broadway, New York, New York, 10019.

                                     EXPERTS

      The consolidated financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon authority of the said firm as experts in accounting and auditing.

================================================================================

Until ___________, all dealers that effect transactions in these securities may be required to deliver a prospectus.

We have not authorized any person to give any information or to make any representations other than those contained in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus is accurate as of the date of its cover. When we deliver this prospectus or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery of the sale.


                          ----------------------------

                                TABLE OF CONTENTS

                                                       Page
                                                       ----

                 Where You Can Find More Information......2
                 Incorporation of Certain Information
                 by Reference.............................2
                 Prospectus Summary ......................4
                 Risk Factors ............................7
                 Use of Proceeds.........................14
                 Selling Stockholders ...................14
                 Plan of Distribution ...................15
                 Disclosure of Commission Position on
                   Indemnification For Securities Act
                   Liabilities...........................16
                 Legal Matters ..........................16
                 Experts.................................16

================================================================================

================================================================================

                                 503,300 Shares



                                    CYBERSHOP
                                 INTERNATIONAL,
                                      INC.




                                  Common Stock


                                _______________

                                   PROSPECTUS
                                _______________


                                  April 1, 1999

================================================================================

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

      The Company will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts are estimates except the Securities and Exchange Commission filing fee.

Item 14. Other Expenses of Issuance and Distribution.

            SEC registration fee .....................$3,269
            Accounting fees and expenses..............$2,500
            Legal fees and expenses..................$15,000
            Printing expenses.........................$3,000
            Miscellaneous.............................$1,231

               Total.................................$25,000

-----------

Item 15. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

      The Registrant's Bylaws requires indemnification to the full extent permitted under Delaware law. Subject to any restrictions imposed by Delaware law, the Bylaws provide an unconditional right to indemnification for all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director or officer of the Registrant or that, being or having been a director or officer of the Registrant, such person is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws also provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) any breach of the director's duty of loyalty to the corporation or its stockholders,
(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

      The Registrant's Certificate of Incorporation provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such provision shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

      Insurance for the Registrant's directors and officers, against expenses and liabilities in connection with the defense of actions, suits or proceedings to which they may be parties by reason of having been directors or officers of the Registrant, is provided by the Registrant.

Item 16.    Exhibits.

Exhibit     Description
-------     -----------

  1         Not Applicable

  2         Not Applicable

  4 Instruments defining the rights of security holders, including indentures:

            (A) Certificate of Incorporation, as amended (Incorporated by reference to the Company's Registration Statement on Form S-1 (File No: 333-42707) effective March 23, 1998).

            (B) By-Laws (Incorporated by reference to the Company's Registration Statement on Form S-1 (File No: 333-42707) effective March 23, 1998).

            (C) Specimen Common Stock Certificate (Incorporated by reference to the Company's Registration Statement on Form S-1 (File No:
                  333-42707) effective March 23, 1998).

  5         Opinion of Davis & Gilbert LLP, filed herewith

  8         Not Applicable

  12        Not Applicable

  15        Not Applicable

  23.1      Consent of Arthur Andersen LLP, filed herewith

  23.2 Consent of Davis & Gilbert LLP (included in the opinion filed as Exhibit No. 5)

  24        Not Applicable

  25        Not Applicable

  26        Not Applicable

  27        Not Applicable

Item 17. Undertakings.

      (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any additional or changed material information with respect to the plan of distribution:

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed with the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

      (2) That, for the purpose of determining any liability under the Securities Act, the undersigned will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, pursuant to the provisions described in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York in the State of New York on March 29, 1999.

                                   CYBERSHOP INTERNATIONAL, INC.


                                   By /s/ Jeffrey S. Tauber
                                      ------------------------------------------
                                      Jeffrey S. Tauber
                                      Chairman and Chief Executive Officer
                                      President and Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature                                                    Date

/s/ Jeffrey S. Tauber                                    March 29, 1999
---------------------------------
Jeffrey S. Tauber
Chairman and Chief Executive Officer
President (Principal Executive Officer) and Director

/s/ Jeffrey Leist                                        March 29, 1999
---------------------------------
Jeffrey Leist
Chief Operating Officer and Chief Financial Officer
(Principal Accounting and Financial Officer)

/s/ Warren Struhl                                        March 29, 1999
---------------------------------
Warren Struhl
Director

/s/ Robert Matluck                                       March 29, 1999
---------------------------------
Robert Matluck
Director

/s/ Michael Kempner                                      March 29, 1999
---------------------------------
Michael Kempner
Director